Exhibit 4.7

Amended and Restated Voting Trust and Equity Purchase Agreement

This Amended and Restated Equity Trust and Equity Purchase Agreement (this “Agreement”) is executed by and among the Parties below as of [     ], in Hong Kong.

Party A:	Bona International Film Group Limited (previously Tyner Group Limited)
Address:

Party B:	Beijing Bona New World Media Technology Co., Ltd.
Address:

Party C:	[Affiliated Consolidated Entity]
Address:

Party D:	Yu Dong
Nationality:	China
ID card no.:
Address:	No.1, Floor 10, Building 14, East Bridge Road, Chaoyang District, Beijing

Party E:
Nationality:
ID card no.:
Address:

Party F:
Nationality:
ID card no.:
Address:

In this Agreement, each of Party A, Party B, Party C, Party D, Party E and Party F shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1                 Party A is a company duly incorporated and validly existing in the British Virgin Islands;

2                 Party B is a wholly foreign-owned enterprise established in Beijing, People’s Republic of China (“China”).

3                 Party C is a wholly Chinese company registered in Beijing, China.

4                 Party B is a subsidiary wholly owned by Party A in China

5                 Party E holds [   ]% of the equity interest in Party C since the establishment of Party C.

6                 Party F holds [   ]% of the equity interest in Party C since [   ].

7                 Party B and Party C have established the business relationship by entering into the Amended and Restated Exclusive Technology and Consulting Service Agreement (including any modification thereto, referred to as the “Service Agreement” collectively) ;

8                 [Party A, Party B, Party C, Party D and Party E entered into an Amended Voting Trust and Equity Purchase Agreement (the “Original Agreement”) as of [   ].

9                 All the Parties agree to execute this Agreement so as to amend some article of the Original Agreement and this Agreement shall supersede the original upon execution hereof.]

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.                  Equity Interest Authorization

1.1       Option Granted

Party D, Party E and Party F hereby irrevocably authorize Party B or any person designated by Party B to exercise the following rights during the term of this Agreement:

(1)                                 to represent Party D, Party E and Party F with full authorization to exercise all the voting power of Party D, Party E and Party F as shareholders under the laws and the articles of association, including but not limited to the power to sell or transfer all or part of the equity interest in Party C and to serve as authorized representative to designate or appoint directors and general manager of Party C.

(2)                                 to appoint and remove the legal representative, secretary, and directors of Party C; and

(3)                                 to change Party C’s authorized signatory at the bank into the person designated by Party B and notify Party C the said change.

Party D, Party E and Party F hereby irrevocably agree Party B is entitled to appoint the party other than Party B to exercise the above rights during the term hereof.

1.2       Acceptance of the Option Granted

Party B agrees to accept and exercise the said rights.

1.3       Transfer of Rights

Party D, Party E and Party F hereby agree that Party B can transfer the said rights at Party B’s sole and absolute discretion to any third party without the consent of Party D, Party E or Party F, but Party B shall notify Party D, Party E and Party F within three working days upon the transfer.

2.                  Equity Transfer

2.1       Option Granted

Party D,Party E and Party F hereby irrevocably grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C held by Party D and/or Party E and/or Party F once or at multiple times at any time in part or in whole according to the steps for exercise of equity interest purchase option as set forth in Section 2.2 and 2.4 to the extent permitted by Chinese laws and at the price described in Section 2.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party C. Party C hereby agrees to the grant by Party D, Party E and Party F of the Equity Interest Purchase Option to Party A and the Designee(s) . The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or any other type of economic entity.

2.2       Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A and / or the designee(s) may exercise the Equity Interest Purchase Option by issuing a written notice to Party D, Party E and Party F (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A and/or the desinee(s)’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased from Party D and Party E (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests (the “Interest Transfer Date”).

2.3       Equity Interest Purchase Price

Unless an appraisal or other restrictions to the price of the Optioned Interests (the “Equity Interest Purchase Price”) is required by the applicable laws at the time of exercise of the Equity Interest Purchase Option by Party A , Party A and Party B agree that the Equity Interest Purchase Price shall equal the lowest price as permitted by the applicable laws.

2.4       Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option by Party A and the Designee(s):

(1)         Party D, Party E and Party F shall cause Party C to promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party D, Party E and Party F’s transfer of the Optioned Interests to Party A and/or the Designee(s);

(2)         Party D, Party E, Party F and Party A and/or the designee(s) shall execute the equity interest transfer agreement set forth in the Schedule One hereto at the time of execution hereof

(3)         The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and provide to Party A and/or the Designee(s) the latest business license, approval certificate and other relevant materials, of which the business license and approval certificate shall demonstrate the change matters such as the share structure, directors and legal representative.

3.                  Covenants

3.1       Covenants regarding Party C

Party C hereby covenants to Party A as follows:

(1)                                 Without the prior written consent of Party A or Party B, it shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

(2)                                 It shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs and guarantee Party C’s maintenance of certificates, license and approvals as required by its operation and such certificates, license and approvals not being revoked at its utmost efforts;

(3)                                 Without the prior written consent of Party A or Party B, it shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

(4)                                 Without the prior written consent of Party A or Party B, it shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

(5)                                 It shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

(6)                                 Without the prior written consent of Party A or Party B, it shall not execute any major contract, except the contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB 20,000,000 shall be deemed a major contract);

(7)                                 Without the prior written consent of Party A or Party B, it shall not provide any person with any loan or credit;

(8)                                 It shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

(9)                                 It has procured and maintained insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses or own similar assets or properties in the same region;

(10)                          Without the prior written consent of Party A or Party C, it shall not merge, consolidate with, acquire or invest in any person;

(11)                          It shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

(12)                          To maintain the ownership by it of all of its assets, it shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(13)                          Without the prior written consent of Party A, it shall ensure that it shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, it shall immediately distribute all distributable profits to its shareholders; and

(14)                          At the request of Party B, it shall appoint any persons designated by Party B as the director of Party C.

3.2       Covenants of Party D, Party E and Party F

Party D,Party E and Party F hereby covenant as follows:

(1)                                 Without the prior written consent of Party A, Party D, Party E and Party F shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party D, Party E and Party F, or allow the encumbrance thereon of any security interest;

(2)                                 Party D, Party E and Party F shall cause the shareholders’ meeting appointed by them of Party C not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party D, Party E and

Party F, or allow the encumbrance thereon of any security interest, without the prior written consent of Party A;

(3)                                 Party D, Party E and Party F shall cause the shareholders’ meeting appointed by them of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party A;

(4)                                 Party D, Party E and Party F shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party D, Party E and Party F;

(5)                                 Party D, Party E and Party F shall cause the shareholders’ meeting appointed by them to approve the transfer of optioned interest hereunder by resolution. Party D, Party E and Party F shall and shall cause Party C to amend the articles of association of Party C to reflect the transfer of shares/equity interest from Party D, Party E and Party F to Party A and/or the Designee(s) and complete the change registration formality of the other change matters hereunder with the competent authorities in China. Party D, Party E and Party F shall and shall cause the shareholder’s meeting to approve removal of the original directors and legal representative and appoint the person designated by Party A or the Designee(s) as the new directors and legal representative;

(6)                                 To the extent necessary to maintain the ownership of Party D, Party E and Party F in Party C, Party D, Party E and Party F shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(7)                                 Party D, Party E and Party F shall appoint any Designee of Party A as the director of Party C, at the request of Party A;

(8)                                 At the request of Party A at any time, Party D, Party E and Party F shall promptly and unconditionally transfer its equity interests in Party C to Party A’s Designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and Party D, Party E and Party F hereby waives its right of first refusal (if any) to the share transfer by the other existing shareholder of Party C (if any); and

(9)                                 Party D, Party E and Party F shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party C, Party D, Party E, Party F, Party A and Party B, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.

4.                  Representations and Warranties

Party C, Party D, Party E and Party F hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

(1)                                 They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are a party concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contract. This Agreement and the Transfer Contract to which Party C, Party D, Party E and Party F are a party will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

(2)                                 The execution and delivery of this Agreement or any Transfer Contract and the obligations under this Agreement or any Transfer Contract shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

(3)                                 Party C has a good and merchantable title to the assets in Party C it holds. Party C has not placed any security interest on such assets;

(4)                                 Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained; and

(5)                                 There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, or assets of Party C.

5.                  Effective Date

This Agreement shall become effective upon the date hereof, and remain effective for a term equal to that of the Service Agreement. (This Agreement will be renewed accordingly in case of renewal of the Service Agreement)

6.                  Governing Law and Disputes Resolution

6.1       Governing law

The execution, effectiveness, construction, performance and the resolution of disputes hereunder shall be governed by the laws of China.

6.2       Methods of Disputes Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all Parties.

7.                  Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contract.

8.                  Notices

All notices and other communications required or permitted to be given by any party pursuant to this Agreement shall be written in Chinese and delivered personally or sent by mails or facsimile transmission to other parties to the address below or other addresses as designated by other parties from time to time. The date of service shall be confirmed as follows: (a) if by hand delivery , it shall be the date of delivery; (b) if by mails, it shall be ten days after postage date (post mark date) of the air registered mail, or four days after delivery to the internationally recognized courtier service organizations; (c) if by fax, it shall be receiving time as indicated on the transmission confirmation letter of relevant documents.

Party A:     Bona International Film Group Limited

Address:

Party B:     Beijing Bona New World Media Technology Co., Ltd.

Address:

Party C:     [Affiliated Consolidated Entity]

Address:

Party D:     Yu Dong

Address: No.1, Floor 10, Building 14, East Bridge Road, Chaoyang District, Beijing

Party E:

Address:

Party F:       Jiang Zhong

Address:

9.                  Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

10.           Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

11.           Miscellaneous

11.1            Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2            Observation of the laws and regulations

The Parties shall observe and ensure the respective operation is in full compliance with all the formally published and publicly available laws and regulations of China.

11.3            Completeness

Except for the written amendment, supplement or change after execution hereof, this Agreement and the schedules hereto constitute the complete agreement in respect of the object hereunder and supersede all the oral or written negotiation, representations and contracts as reached regarding to the object hereof. This Agreement shall supersede and replace the original agreement, which shall be terminated as of the effective date of this Agreement.

11.4            Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.5            Language

This Agreement is written in Chinese language in six copies.

11.6            Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.7            Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.8            Survival

(1)                 Any obligations that occur or that are due as a result of this Agreement before the expiration or termination of this Agreement shall survive the expiration or early termination thereof.

(2)                 The provisions of Section 6 and Section 9 shall survive the termination of this Agreement.

11.9            Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

11.10     The obligations of Party D and Party E under this Agreement are several and joint.

IN WITNESS WHEREOF, the Parties have executed, or caused their respective duly authorized representatives to execute, this Agreement as of the date first above written.

[This page is for signature and the remainder is intentionally left blank]

Party A:	Bona International Film Group Limited
By:
Name:	Yu Dong
Position:	Director

Party B:	Beijing Bona New World Media Technology Co., Ltd. (Seal)
By:
Name:	Yu Dong
Position:	Legal Representative

Party C:	[Affiliated Consolidated Entity] (Seal)
By:
Name:	Yu Dong
Position:	Legal Representative

Party D:	Yu Dong
By:
Name:
Position:

Party E:
By:
Name:
Position:

Party F:
By:
Name:
Position:

Schedule One

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (this “Agreement”) is executed by and among the Parties below as of [   ] in [   ].

Party A:	Bona International Film Group Limited, (previously Tyner Group Limited)

Address:	Commerce House, Wickhams Cay 1, P. O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands

Party B:	Yu Dong
ID card No.:
Address:	Room 1863/65, Floor 18, Poly Building, No. 14, Dongzhimen North Avenue, Dongcheng District, Beijing

Party C:	[Affiliated Consolidated Entity]

Address:

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”

Whereas:

1.                  Party A is a company duly incorporated and validly existing in the British Virgin Islands.

2.                  Party C is a wholly Chinese company registered in Beijing, People’s Republic of China (“China”). Party B holds [   ]% of the equity interest in Party C (the “Related Equity Interest”); and

3.                  Party B agrees to transfer all the equity interest held by Party B in Party C to Party A and Party A agrees to accept the transferred equity interest. (“Equity Transfer”).

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.                  Equity Transfer

1.1              Party B agrees to transfer the Related Equity Interest to Party A and Party A agrees to accept the transfer.

1.2              Party A shall pay [   ] Yuan to Party B as the consideration of the Equity Transfer according to Article 2.

1.3              Party B and Party C shall cause other shareholders of Party C (except for Party B) to agree the transfer of the equity interest under Article 1 hereunder and agree to cause other shareholders of Party C (except for Party B) to execute the necessary documents including a shareholders’ resolution and letter of waiver of its rights of first refusal to the Related Equity Interest and assist with other necessary formalities of the Equity Transfer.

1.4              Party C agrees to take all necessary actions to assist the Equity Transfer and take responsibility to complete all the governmental approval or registration filing formalities within two months upon execution of this Agreement by Party A.

2.                  Payment of the Price of Equity Transfer

2.1              Party A shall pay [   ] Yuan within five working days upon execution hereof and pay [   ] Yuan within five working days upon completion of all the governmental approval or registration filing formalities in relation with the Equity Transfer.

2.2              Party B shall issue to Party A a proper receipt voucher within five working days upon receipt of every payment stipulated in Article 2.1.

3.                  Representations and Warranties

3.1              Parties hereto hereby represent and warrant respectively, as follows:

(a)         Each party is a company legally established and existing or a person with full civil capacity for acts and has full and complete qualification and capacity to execute this Agreement and related documents to this Agreement as required by the achievement of the purpose of this Agreement.

(b)         Each party has taken or is to take all necessary actions to appropriately and effectively authorize execution, delivery and performance of this Agreement and documents in relation with the transaction hereunder and the execution, delivery and performance concerned shall not be in violation with any laws, regulations or governmental rules or the legal rights and interests of any third party.

3.2              Party B and Party C hereby represent and warrant to Party A respectively:

(a)         Party B holds [   ]% of the equity interest to the date of this Agreement and the obtain and maintenance of the equity interest is not in violation with any laws, regulations or government decisions or rights or interests of any third party.

(b)         Party C is a limited liability company legally incorporated and validly existing under the laws of China. Party C has full legal corporation rights to own, dispose of and operate its assets and business and to develop its ongoing or planning business. Party C has obtained all the permissions, certificates or other governmental approvals in respective of all the business as set forth on the business license.

(c)          Party C has not been involved with any acts materially in violation with relevant laws and regulations or governmental rules since establishment.

(d)         There is not any equity interest or any rights of the third party on the Related Equity Interest.

(e)          Party B and Party C has not omitted any decisions or documents or information in relation with Party C or its business that may affect the decision of execution hereof.

(f)           Prior to completion of the Equity Transfer, Party B and Party C shall not, by actions or omissions, authorize or cause issuance or commitment of issuance of new shares except for the shares already issued prior to execution hereof.

4.                  Disputes Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all Parties.

5.                  Governing Law

The effectiveness, construction and compulsory enforcement hereunder shall be governed by the laws of China.

6.                  Amendment and Supplement

The Parties shall make amendments and supplements hereto in a written agreement. The amendment agreement and supplement agreement in relation with this Agreement with due signature of all parties shall be part of this Agreement and has the same legal effect with this Agreement.

7.                  Severability

In the event that any provisions of this Agreement are found to be invalid or unenforceable, the provision concerned shall be invalid or unenforceable limited to the governing scope of relevant laws and shall not affect the legal effect of the remaining provisions of this Agreement.

8.                  Schedules

Any schedules hereto (if any) shall be an integral part of this Agreement and has the same legal effect with this Agreement.

9.                  Miscellaneous

This Agreement shall be written in Chinese language in four copies.

WITNESS WHEREOF, the Parties have executed, or caused their respective duly authorized representatives to execute, this Agreement as of the date first above written.

[This page is for signature and the remainder is intentionally left blank]

Party A:	Bona International Film Group Limited
By:
Name:	Yu Dong
Position:	Director

Party B:	Yu Dong
By:
Name:
Position:

Party C:	[Affiliated Consolidated Entity] (Seal)
By:
Name:	Yu Dong
Position:	Legal Representative